As filed with the Securities and Exchange Commission on November 9, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

korsana biosciences, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	83-1895370 (I.R.S. Employer Identification No.)

203 Crescent Street

Bldgs. #3/3A/4, Suite 503

Waltham, MA 02453

(781) 516-2325

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Korsana Biosciences, Inc. 2026 Stock Incentive Plan

Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan

Korsana Biosciences, Inc. 2025 Equity Incentive Plan

(Full title of the plans)

Jonathan Violin, Ph.D.

Chief Executive Officer and President

c/o Korsana Biosciences, Inc.

203 Crescent Street, Bldgs. #3/3A/4, Suite 503

Waltham, MA 02453

(781) 516-2325

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gina Hancock Gibson, Dunn & Crutcher LLP 2001 Ross Avenue, Suite 2100 Dallas, TX 75201-2923 (214) 698-3100

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 8, 2026, Korsana Biosciences, Inc., a Massachusetts corporation, formerly known as Cyclerion Therapeutics, Inc. (the “Registrant”), completed its business combination (the “Merger”) with an entity formerly known as Korsana Biosciences, Inc., a private Delaware corporation (“Pre-Merger Korsana”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 1, 2026, as amended on April 17, 2026, by and among the Registrant, Cariboos Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, Cariboos Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant, and Pre-Merger Korsana.

This Registration Statement on Form S-8 (this “Registration Statement”) registers (i) 6,092,348 shares of common stock, no par value per share, of the Registrant (the “Common Stock”) issuable pursuant to the Korsana Biosciences, Inc. 2026 Stock Incentive Plan (the “2026 Plan”), (ii) 550,512 shares of Common Stock issuable pursuant to the Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan (the “2026 ESPP”), and (iii) 7,083,328 shares of Common Stock issuable under the Korsana Biosciences, Inc. 2025 Equity Incentive Plan (as amended, the “2025 Plan”) pursuant to outstanding stock options to purchase shares of common stock of Pre-Merger Korsana that were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the Merger.

Part I
Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

•
the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 24, 2026 relating to the Registrant’s Registration Statement on Form S-4 (File No. 333-295175) originally filed with the SEC on April 20, 2026;
•
the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 12, 2026, for the quarterly period ended June 30, 2026, filed with the SEC on August 4, 2026, and for the quarterly period ended September 30, 2026, filed with the SEC on November 5, 2026;
•
the Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2026, April 1, 2026, August 25, 2026, August 27, 2026, and September 11, 2026 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and any related exhibits); and

•
the description of the Common Stock contained in the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 24, 2026 relating to the Registrant’s Registration Statement on Form S-4 (File No. 333-295175) originally filed with the SEC on April 20, 2026, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s restated articles of organization, as amended (the “Articles”), provide that the liability of the Registrant’s directors for damages for any breach of fiduciary duty shall be limited to the fullest extent permitted by law. The Registrant’s amended and restated bylaws (the “Bylaws”) also provide that the Registrant will indemnify, and advance funds to and reimburse expenses of, the Registrant’s directors and officers that have been appointed by the board of directors of the Registrant to the fullest extent permitted by law, and that the Registrant may indemnify, and advance funds to and reimburse expenses of, such other officers and employees as determined by the board of directors of the Registrant. The right of indemnification provided under the Bylaws is in addition to and not exclusive of any other rights to which any of the Registrant’s directors, officers or any other persons may otherwise be lawfully entitled. The Registrant has also entered into indemnification agreements with its directors and executive officers, and the Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Part 8 of the Massachusetts Business Corporation Act (the “MBCA”) authorizes the provisions described above that are contained in the Articles and the Bylaws. In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

The 2026 Plan provides that no member of the compensation committee (or other committee acting as administrator of the 2026 Plan) shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such committee nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each member of the committee and each other employee, officer or director of the Registrant to whom any duty or power relating to the administration or interpretation of the 2026 Plan may be allocated or delegated, against any cost or expense or liability arising out of any act or omission to act in connection with the 2026 Plan, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the board of directors of the Registrant shall be required for the payment of any amount in settlement of a claim against any such person.

The 2025 Plan provides that no director or person acting pursuant to the authority delegated by the board of directors of the Registrant shall be liable for any action or determination relating to or under the 2025 Plan made in good faith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Restated Articles of Organization of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on March 29, 2019 (File No. 333-230615)).

4.2

Articles of Amendment to the Restated Articles of Organization of the Registrant, dated May 15, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 15, 2023).

4.3

Articles of Amendment to the Restated Articles of Organization of the Registrant, dated May 19, 2023, designating the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 25, 2023).

4.4

Articles of Amendment to the Restated Articles of Organization of the Registrant, effective September 8, 2026 (Reverse Stock Split) (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 11, 2026).

4.5

Articles of Amendment to the Restated Articles of Organization of the Registrant, effective September 8, 2026 (Name Change) (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 11, 2026).

4.6

Articles of Amendment to the Restated Articles of Organization of the Registrant designating the Series B Non-Voting Convertible Preferred Stock, effective September 8, 2026 (incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 11, 2026).

4.7

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on March 29, 2019 (File No. 333-230615)).

5.1*	Opinion of Crowell & Moring LLP.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant.
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of Pre-Merger Korsana.
23.3*	Consent of Crowell & Moring LLP. (included in Exhibit 5.1).
99.1	Korsana Biosciences, Inc. 2026 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 11, 2026).
99.2	Korsana Biosciences, Inc. 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 11, 2026).
99.3

Korsana Biosciences, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (File No. 333-295175), filed with the SEC on April 20, 2026).

99.4

First Amendment to Korsana Biosciences, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-295175), filed with the SEC on July 9, 2026).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on November 9, 2026.

KORSANA BIOSCIENCES, INC.

By:	/s/ Jonathan Violin, Ph.D.
Jonathan Violin, Ph.D.
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jonathan Violin, Mark Vignola and Kyle Breidenstine, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jonathan Violin, Ph.D. Jonathan Violin, Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	November 9, 2026
/s/ Mark Vignola, Ph.D. Mark Vignola, Ph.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2026
/s/ Tomas Kiselak Tomas Kiselak	Chair and Director	November 9, 2026
/s/ Andrew Gottesdiener, M.D. Andrew Gottesdiener, M.D.	Director	November 9, 2026
/s/ Heidi Henson Heidi Henson	Director	November 9, 2026
/s/ Michelle Pernice Michelle Pernice	Director	November 9, 2026

/s/ Nimish Shah Nimish Shah	Director	November 9, 2026